UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2007

TERAX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-72230	88-0475757
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

13355 Noel Road, 1370 One Galleria Tower, Dallas, TC 75240
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (972) 503-0900

Copy of correspondence to:

     Marc J. Ross, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01. Other Events

On April 3, 2007, Terax receive notice from the Erath County sheriff’s Department that the 266th District Court of the State of Texas has issued a Writ of Execution directing the Sheriff’s office to recover the judgment amount and any other charges that have been awarded. The total amount of the judgment due is $545,065.94.

This action was the result of an action commenced in the District Court of Erath County, Texas, against the Company by Centex Pipeline Construction, Inc. on July 20, 2006 for failure to pay for services performed, breach of contract and to foreclose on Plaintiff’s mechanic lien. The Complaint alleges that the Company and Centex entered into an agreement for Centex to install certain components of a gas pipeline gathering system on the Company’s Mitchell Ranch property in Erath County, Texas. The Complaint further alleges that the Plaintiff completed work on June 5, 2006 and that the Company has failed to pay certain outstanding invoices. The Plaintiff’s have filed a mechanic’s lien to create a security interest against the gathering line and compressor station. The Plaintiff’s are seeking damages in the amount of $510,319.00 plus interest, attorney fees and entry of an Order of Sale directing the Sheriff to sell the property covered by the Plaintiff’s mechanic lien.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          Dated: April 10, 2007

TERAX ENERGY, INC.

By: /s/ Lawrence Finn
Name: Lawrence Finn
Title: President, Chief Executive
Officer and Chief Financial Officer